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                                                                   Exhibit 4.1.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          DATAWARE TECHNOLOGIES, INC.

                            Pursuant to Section 242
                       of the General Corporation Law of
                             the State of Delaware

     Dataware Technologies, Inc. (the "Corporation"), a corporation existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that (a) at a meeting of Directors duly held on February 8, 2000, the Board of Directors duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable, and (b) the stockholders of the Corporation duly approved said amendment at the Annual Meeting of Stockholders held on April 13, 2000 in accordance with the General Corporation Law of the State of Delaware.

     The resolution setting forth the amendment is as follows:

     RESOLVED:   Article FOURTH, subsection (a) of the Corporation's Restated
Certificate of Incorporation is hereby amended to read as follows:

     "FOURTH: The Corporation shall be authorized to issue Thirty-Eight Million (38,000,000) shares of capital stock, which shall be divided into Thirty Million (30,000,000) shares of Common Stock with a par value of one cent ($.01) per share and Eight Million (8,000,000) shares of Preferred Stock with a par value of one cent ($.01) per share."


     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 13th day of April, 2000.


                                          DATAWARE TECHNOLOGIES, INC.


                                          By: /s/ David Mahoney
                                              ------------------
                                              David Mahoney